Exhibit 23.4

[   ], 2025

Beta FinTech Holdings Limited Rm3326, East Block, China Merchants Tower 168-200 Connaught Road Central, Sheung Wan, Hong Kong

Re:	Beta FinTech Holdings Limited

Ladies and Gentlemen:

We have acted as Hong Kong counsel to Beta FinTech Holdings Limited (the “Company”), a company incorporated in the Cayman Islands, in connection with the Registration Statement on Form F-1, as amended (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”) covering an underwritten public offering (the “Offering”) of [   ] ordinary shares, $0.001 par value per share (the “Ordinary Shares”), of the Company, plus an option to issue up to additional [   ] Ordinary Shares to be offered by the Company pursuant to the Offering to cover the over-allotment option to be granted to the underwriter.

We hereby consent to the use of this consent as an exhibit to the Registration Statement, to the use of our name as your Hong Kong counsel and to all references made to us in the Registration Statement and in the prospectus forming a part thereof. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated thereunder.

Very truly yours,

Han Kun Law Offices LLP